EXHIBIT 99.55


[LOGO OMITTED]                                                  [LOGO OMITTED]
NORTH VALLEY                                                          YB
  Bancorp                                                    Yolo Community Bank


North Valley Bancorp and Yolo Community Bank Announce Merger

April 26, 2004 - REDDING, CA - North Valley Bancorp (NASDAQ: NOVB), a bank holding company with $730 million in assets, and privately held Yolo Community Bank, today jointly announced the signing of a definitive merger agreement whereby North Valley Bancorp will acquire Woodland, California-based Yolo Community Bank. Under the terms of the merger agreement, Yolo Community Bank shareholders will receive $9.5 million in cash and 741,700 shares of NOVB common stock in exchange for their Yolo shares. Based upon NOVB's closing price of $17.09 as of April 23, 2004, the transaction is currently valued at approximately $309 per share, or $23.4 million for the $105 million-asset Yolo Community Bank.

Upon completion of the transaction, Yolo will operate as a wholly-owned subsidiary of North Valley Bancorp under the name "Yolo Community Bank". Yolo has three branches which are located in Roseville, Fairfield, and Woodland, California. On a combined basis, the Company will operate 23 branches and have $835 million in total assets.

The transaction is intended to qualify as a tax-free exchange for federal income tax purposes. As a result, the shares of North Valley Bancorp common stock received in exchange for Yolo Community Bank common stock will be transferred on a tax-free basis. The definitive agreement was unanimously approved by the Board of Directors of both companies. The transaction is subject to regulatory approvals and the approval by the shareholders of Yolo Community Bank. The transaction is expected to close in the third quarter of 2004.

John A. DiMichele, President and CEO of Yolo Community Bank, who will continue in that role stated: "Although this is a departure from our original vision of staying independent, we are very excited about this new partnership. Utilizing North Valley's resources, we will be able to provide our customers with expanded services, which will include retail products, higher lending limits and access to North Valley's SBA Preferred Lender program. Also, Yolo Community Bank employees will have enhanced career development opportunities as an additional benefit of being part of a larger organization."

Michael J. Cushman President and CEO of North Valley Bancorp stated: "This strategic partnership creates a number of synergies that reward shareholders, customers, and employees of both companies. YCB employs an excellent team of banking professionals and provides access to three key markets within the greater Sacramento area which is one of the fastest growing regions in California. NVB provides the size and financial strength to enable YCB to expand their relationships with customers and become one of the regions key providers of bank services and financing."

"We have obviously focused on this market this past year including our plans for a de novo branch in Woodland. This partnership is a wonderful opportunity to gain entry into two key markets in addition to Woodland and avoid the dilutive affect of a de novo branch. This combination is unquestionably very exciting opportunity for us," stated Mr. Cushman.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:

North Valley Bancorp:                       Yolo Community Bank:

Michael J, Cushman, President and CEO       John A. DiMichele, President and CEO
Edward J. Czajka, EVP and CFO               Mark S. Day, SVP and CFO
(530) 226-2900                              (530) 668-5800

                                      -2-